EXHIBIT 99

SP Bancorp, Inc. Announces Increased Earnings for the 4th Quarter and Year of 2010

PLANO, Texas, Feb. 14, 2011 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), announced net income of $319,000 for the three months ended December 31, 2010, an increase of $157,000, or 96.9%, from the three months ended December 31, 2009 and an increase of $72,000, or 29.1%, from the three months ended September 30, 2010. For the year ended December 31, 2010, net income increased to $524,000 from $493,000 for the year ended December 31, 2009.

"We are pleased to end the year with additional capital, improved earnings and asset growth fueled by strong mortgage production. Completion of our initial public offering on October 29, 2010 further reinforced the Bank's already strong regulatory capital ratios, bolstered net interest income and provided funds for our continued, diversified growth in both loans and securities," said Jeff Weaver, President and Chief Executive Officer.

PERFORMANCE HIGHLIGHTS

  Quarterly Net Income Increases 96.9%: Net income for the three months ended December 31, 2010 increased to $319,000, or by 96.9%, when compared to $162,000 for the three months ended December 31, 2009 and by 29.1%, when compared to $247,000 for the three months ended September 30, 2010.
  Annualized Return on Assets ("ROA") Improves: Annualized ROA for the quarter ended December 31, 2010 totaled 0.53%, compared to 0.28% for the quarter ended December 31, 2009.
  Stronger Loan Production: Increased production for single-family loans and commercial real-estate loans caused net loans to increase by $21.6 million, or 12.6%, from December 31, 2009.
  Increased Non Interest Income: Noninterest income increased by $537,000, or 22.6%, to $2.9 million for the twelve months ended December 31, 2010 from $2.4 million for the twelve months ended December 31, 2009.
  Increased Deposits: Deposits increased by $15.6 million, or 9.1%, from December 31, 2009, fueled by increases in checking, money market and CD accounts.
  IPO Completed: The completion of the Company's initial public offering in October 2010 increased the Bank's Total Risk-Based Capital, Tier 1 Risk-Based Capital and Tier 1 Core Capital ratios at December 31, 2010 to 18.46%, 17.70% and 11.78%, respectively, compared to 12.86%, 12.11% and 7.40%, respectively, at September 30, 2010.
  Charge-Offs Remain Low: Net charge-offs for the twelve months ended December 31, 2010 totaled $261,000, or 0.15% of average loans outstanding.
SP BANCORP, INC.
FINANCIAL RESULTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$ 2,662	$ 2,705	$ 10,344	$ 10,596
Interest expense	482	616	2,117	2,751
Net interest income	2,180	2,089	8,227	7,845
Provision for loan losses	152	188	1,457	687
Net interest income after provision for loan losses	2,028	1,901	6,770	7,158
Noninterest income	957	615	2,908	2,371
Noninterest expense	2,471	2,221	8,847	8,674
Income before income tax expense	514	295	831	855
Income tax expense	195	133	307	362
Net income	$ 319	$ 162	$ 524	$ 493
Basic and diluted earnings per share (1)	$ 0.15	$ N/A	$ 0.15	$ N/A

(1) Calculated from the stock conversion completion date of October 29, 2010.

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	December 31,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 238,817	$ 208,132
Total cash and cash equivalents	11,814	11,717
Securities available for sale, at fair value	22,076	13,492
Loans held for sale	3,589	932
Loans, net	191,065	170,535
Premises and equipment, net	4,637	4,905
Federal Home Loan Bank of Dallas stock and other restricted stock, at cost	1,003	1,655
Other assets (1)	4,633	4,896
Deposits	188,244	172,591
Borrowings	15,987	15,995
Stockholders' equity	32,104	17,262

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

ASSET QUALITY RATIOS:

Nonperforming loans to total loans	2.83%	2.01%
Nonperforming assets to total assets	2.28%	1.65%
Annualized net charge-offs to average loans outstanding	0.15%	0.14%
Allowance for loan losses to non-performing loans at end of year	39.23%	27.42%
Allowance for loan losses to total loans at end of year	1.11%	0.55%

SP BANCORP, INC.
RESULTS OF OPERATIONS - THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

The increase in net income for the quarter ended December 31, 2010 reflected a slight increase of $91,000 in net interest income, a $36,000 decrease in the provision for loan losses and a $342,000 increase in noninterest income, partially offset by a $250,000 increase in noninterest expense and a $62,000 increase in income tax expense.

Net income for the twelve months ended December 31, 2010 was $524,000 compared to net income of $493,000 for the twelve months ended December 31, 2009. Net interest income increased by $382,000 to $8.2 million for the twelve months ended December 31, 2010 from $7.8 million for the twelve months ended December 31, 2009, noninterest income increased $537,000 and income tax expense decreased by $55,000. In contrast, noninterest expense increased by $173,000 and our provision for loan losses increased by $770,000 during 2010.

Net interest income increased by $91,000, or 4.4%, to $2.2 million for the quarter ended December 31, 2010 from $2.1 million for the quarter ended December 31, 2009, as our net interest-earning assets increased to $28.2 million from $16.4 million. Partially offsetting the increase in net interest-earning assets was a 5 basis point decrease in our net interest rate spread to 3.68% from 3.73%, and a 3 basis point decrease in our net interest margin to 3.80% from 3.83%.

We recorded a provision for loan losses of $152,000 for the quarter ended December 31, 2010 compared to a provision for loan losses of $188,000 for the quarter ended December 31, 2009.

Noninterest income increased by $342,000, or 55.6%, to $957,000 for the quarter ended December 31, 2010 from $615,000 for the quarter ended December 31, 2009. The increase was due primarily to an increase in gains from the sale of securities and mortgage loans.

Noninterest expense increased by $250,000, or 11.3%, to $2.5 million for the quarter ended December 31, 2010 from $2.2 million for the quarter ended December 31, 2009. This increase was primarily attributable to an increase in compensation, including mortgage commissions.

Net interest income increased by $382,000, or 4.9%, to $8.2 million for the twelve months ended December 31, 2010 from $7.8 million for the twelve months ended December 31, 2009, as our net interest-earning assets increased to $18.4 million from $14.1 million. This impact was partially offset by a decrease in our interest rate spread of 16 basis points to 3.64% from 3.80%, and a decrease in our net interest margin of 17 basis points to 3.73% from 3.90%.

We recorded a provision for loan losses of $1.5 million for the twelve months ended December 31, 2010 and a provision for loan losses of $687,000 for the twelve months ended December 31, 2009. At December 31, 2010, nonperforming loans (including troubled debt restructurings not included in nonaccrual loans), totaled $5.4 million, or 2.8% of total loans, as compared to $3.4 million, or 2.0% of total loans, at December 31, 2009. The allowance for loan losses to total loans receivable increased to 1.11% at December 31, 2010 as compared to 0.55% at December 31, 2009.

Noninterest income increased by $537,000, or 22.6%, to $2.9 million for the twelve months ended December 31, 2010 from $2.4 million for the twelve months ended December 31, 2009. The increase was primarily due to an increase in gains from the sale of securities and mortgage loans.

Noninterest expense increased by $173,000, or 2.0%, to $8.8 million for the twelve months ended December 31, 2010 from $8.7 million for the twelve months ended December 31, 2009. This increase was primarily attributable to an increase in compensation and benefits, including mortgage commissions, higher audit fees and outside consulting fees.

COMPARISON OF FINANCIAL CONDITION DATA - DECEMBER 31, 2010 AND DECEMBER 31, 2009

Total assets increased by $30.7 million, or 14.7%, to $238.8 million at December 31, 2010 from $208.1 million at December 31, 2009. The increase was primarily the result of an increase in securities and loans.

Securities classified as available for sale increased by $8.6 million, or 63.6%, to $22.1 million at December 31, 2010 from $13.5 million at December 31, 2009, primarily as a result of investment of a portion of the proceeds from sale of common stock. At December 31, 2010, securities classified as available for sale consisted of collateralized mortgage obligations issued by government-sponsored enterprises, mortgage-backed securities, municipal obligations and agency securities.

Net loans increased by $20.6 million, or 12.0%, to $191.1 million at December 31, 2010 from $170.5 million at December 31, 2009, as a result of funds provided by sale of our common stock and new customer deposits.  Our one- to four-family residential mortgage loans increased $15.8 million to $140.3 million at December 31, 2010 from $124.5 million at December 31, 2009, due primarily to new loan originations. In addition, our commercial real estate portfolio increased $6.7 million to $29.3 million at December 31, 2010. In contrast, consumer loans decreased $2.1 million to $20.4 million at December 31, 2010 from $22.5 million at December 31, 2009.

Deposits increased by $15.6 million, or 9.1%, to $188.2 million at December 31, 2010 from $172.6 million at December 31, 2009. The increase resulted primarily from deposit inflows from existing customers, as well as commercial deposit growth.

Federal Home Loan Bank advances remained unchanged at $16.0 million at December 31, 2010.

Stockholders' equity was $32.1 million and $17.3 million at December 31, 2010 and 2009, respectively. For the twelve months ended December 31, 2010, we recorded net income of $524,000 and raised $14.5 million from our stock offering completed in October 2010, partially offset by accumulated other comprehensive losses of $172,000 during 2010.

On October 29, 2010, Share Plus Federal Bank completed its conversion from a federal mutual savings bank to a capital stock savings bank. A new holding company, SP Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by SP Bancorp, Inc. of 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.5 million were raised in the stock offering, after deduction of conversion costs of $1.9 million and excluding $828,000 which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the "ESOP"). The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock. The ESOP purchased 67,750 of those shares in the offering and 16,030 in the open market through December 31, 2010. The remaining 54,220 shares are expected to be purchased in the near term.

FORWARD-LOOKING STATEMENT

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

ABOUT SP BANCORP, INC.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank, a federally chartered savings bank originally chartered in 1958. The Bank offers a full range of community banking products and services out of its seven branches, four of which are located near the Bank's headquarters in Plano, Texas; two of which are located in Louisville, Kentucky; and one of which is located in Irvine, California. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, 972.931.5311